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                          Exhibit 99.5

           OPINION OF PROFESSIONAL BANK SERVICES, INC.


                         August 1, 1994


Board of Directors
Libsab Bancorp, Inc.
Highway 121 South
Mayfield, Kentucky 42066-9620

Dear Member of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Libsab Bancorp, Inc. ("Libsab") of the proposed merger of Libsab with a wholly owned subsidiary of Peoples First Corporation ("PFC"). In the proposed merger, Libsab shareholders will receive 12.632 PFC common shares per Libsab common share. The terms of the merger are more fully set forth in the agreement dated February 24, 1994 and the amendment to the agreement dated April 15, 1994 ("Agreement").

     Professional Bank Services ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

     For purposes of this opinion, we have reviewed and analyzed the historical performance of Libsab contained in (i) Audited Financial Statements dated December 31, 1990, 1991, 1992 and 1993; (ii) unaudited financial statements of Libsab dated March 31, 1994; (iii) December 31, 1993 Consolidated Reports of Condition and Income filed with the Federal Deposit Insurance Corporation by Liberty Bank and Trust Company, Mayfield, Kentucky ("LBTC"); (iv) December 31, 1992 and September 30, 1993 Uniform Bank Performance Report of LBTC; (v) historical common stock trading activity of Libsab; and (vi) the premises and other fixed assets. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

     In conjunction with our opinion, we have evaluated the historical performance and current financial condition of PFC contained in: (i) audited financial statements for the years ending December 31, 1991, 1992 and 1993 included in PFC's 1993 Annual Report to Shareholders; (ii) unaudited financial statements as of March 31, 1994; (iii) September 30, 1993 and December 31, 1992 Uniform Bank Performance Report of PFC; (iv) historical common stock trading and dividend activity to date; (v) the Agreement; and (vi) the financial terms of certain other comparable transactions. We have prepared and analyzed the pro forma consolidated financial condition of Libsab and PFC. We have reviewed and tabulated consolidated statistical data regarding growth, growth prospects for service markets, liquidity, asset composition and quality, profitability, leverage and capital adequacy.

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     We have not compiled, reviewed or audited financial statements of Libsab or PFC, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made an independent evaluation of the assets of Libsab or PFC.

     Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders is, from a financial perspective, fair and equitable to the common shareholders of Libsab.

                                   Very truly yours,

                                   PROFESSIONAL BANK SERVICES, INC.

                                   /s/ Christopher L. Hargrove

                                   Christopher L. Hargrove
                                   Vice President




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